Exhibit 99.4

Offer to Exchange

All Outstanding American Depositary Shares

of

CENTERPULSE LTD.

For cash and American Depositary Shares

of

SMITH & NEPHEW GROUP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 24, 2003 UNLESS THE OFFER IS EXTENDED.

April 25, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Smith & Nephew Group plc, a public limited company incorporated and registered under the laws of England and Wales (“S&N Group”), to act as dealer manager in connection with S&N Group’s offer to exchange 0.2515 American Depositary Share (“ADS”) of S&N Group and the US dollar equivalent of CHF 7.342 in cash for each outstanding ADS of Centerpulse Ltd., a public company incorporated under the laws of Switzerland (“Centerpulse”), upon the terms and subject to the conditions set forth in the Preliminary Prospectus/Offer to Exchange, dated April 25, 2003 (the “Prospectus”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), enclosed herewith. The Offer is being made in connection with S&N Group’s offer to acquire all outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, upon the terms and subject to the conditions set forth in the combination agreement, dated as of March 20, 2003, by and among Centerpulse, S&N Group and Smith & Nephew plc, a public limited company incorporated and registered under the laws of England and Wales.

Holders whose Centerpulse ADSs are not immediately available or who cannot deliver their certificates evidencing such Centerpulse ADSs and all other required documents to The Bank of New York, as US exchange agent for the Offer, or complete the procedures for book-entry transfer prior to the expiration date of the Offer must tender their Centerpulse ADSs according to the guaranteed delivery procedures set forth in the Prospectus.

Holders of Centerpulse ADSs who validly accept the Offer may utilize a mix and match election whereby they may elect to receive either more S&N Group ADSs or more cash than the standard entitlement (the “Mix and Match Election”). Holders of Centerpulse ADSs who wish to make such an election must complete the Mix and Match Election form attached to the Letter of Transmittal and return it to the US exchange agent either at the time of the submission of the Letter of Transmittal or at any time thereafter, but prior to the expiration of the subsequent offering period applicable to the Offer. For a valid Mix and Match Election to be made, the properly completed and duly executed Mix and Match Election form must be received by the US exchange agent prior to the expiration date of the subsequent offering period applicable to the Offer. Any holder of Centerpulse ADSs who wishes to receive the standard entitlement need not submit or complete the Mix and Match Election form. Holders of Centerpulse ADSs who do not properly complete and submit the Mix and Match Election form to the US exchange agent in a timely fashion will receive the standard entitlement of S&N Group ADSs and cash set forth in the Offer.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Centerpulse ADSs in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Preliminary Prospectus/Offer to Exchange, dated April 25, 2003.

2.	The Letter of Transmittal to tender Centerpulse ADSs for your use and for the information of your clients with a detachable Mix and Match Election form included therewith. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Centerpulse ADSs.

3.	A letter to the security holders of Centerpulse from Dr. Max Link, the Chairman and Chief Executive Officer of Centerpulse, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Centerpulse and mailed to the security holders of Centerpulse.

4.	The Notice of Guaranteed Delivery for Centerpulse ADSs to be used to accept the Offer if the procedures for tendering Centerpulse ADSs set forth in the Prospectus cannot be completed on a timely basis.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Centerpulse ADSs registered in your name, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.	A return envelope addressed to the US exchange agent.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 24, 2003, UNLESS THE OFFER IS EXTENDED.

Please note the following:

1.	The consideration for each Centerpulse ADS is 0.2515 S&N Group ADS and the US dollar equivalent of CHF 7.342 in cash. Each S&N Group ADS represents 10 S&N Group shares.

2.

The Mix and Match Election allows holders of Centerpulse ADSs to elect to receive either more S&N Group ADSs or more cash than the standard entitlement of 0.2515 S&N Group ADS and the US dollar equivalent of CHF 7.342 in cash per Centerpulse ADS. However, this election will be available to holders of Centerpulse ADSs only to the extent that off-setting elections have been made by other tendering security holders in the Offer or the concurrent exchange offer made by S&N Group for the shares of InCentive Capital AG (“InCentive”) to receive more cash or more S&N Group ADSs (or S&N Group shares, as applicable). To the extent that elections cannot be satisfied as a result of such off-setting elections, entitlements to S&N Group ADSs (or S&N Group shares, as applicable) and cash in excess of the standard entitlement will be reduced on a pro-rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each security holder who has been allocated an increased or reduced number of S&N Group ADSs (or S&N Group shares, as applicable). All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period applicable to the Offer and, for the purposes of these calculations, the value per S&N Group ADS shall be CHF 82.90. Holders of Centerpulse ADSs who wish to utilize the Mix and Match Election must complete the Mix and Match Election form attached to the Letter of Transmittal and return it to the US exchange agent either at the time of the submission of the Letter of Transmittal or at any time thereafter, but prior to the expiration of the subsequent offering period applicable to the Offer. For a valid Mix and Match Election to be made, the properly completed and duly executed Mix and Match Election form must be received by the US exchange agent prior to the expiration date of the subsequent offering period applicable to the Offer.

3.	S&N Group is using the Prospectus to make the Offer for all outstanding Centerpulse ADSs and for all Centerpulse shares held by holders located in the United States. S&N Group is using a separate Swiss exchange offer prospectus to make the Offer for all outstanding Centerpulse shares held in Switzerland and in other jurisdictions outside the United States.

4.	The Offer and withdrawal rights will expire at 10:00 a.m., New York City time, on Tuesday, June 24, 2003, unless the Offer is extended.

5.	The Offer is conditioned upon, among other things, S&N Group having received valid acceptances for at least 75% of the total number of the Centerpulse shares outstanding, including Centerpulse shares represented by Centerpulse ADSs, and Centerpulse shares held by InCentive (if S&N Group’s exchange offer for shares of InCentive has become unconditional), as of the expiration of the offering period applicable to the Offer. The Offer is also subject to the other terms and conditions contained in the Prospectus.

6.	Tendering security holders will not be obligated to pay brokerage fees or commissions imposed by S&N Group or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Centerpulse ADSs pursuant to the Offer.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an agent’s message or other required documents should be sent to the US exchange agent and (ii) certificates representing the tendered Centerpulse ADSs or a timely book-entry confirmation should be delivered to the US exchange agent in accordance with the instructions set forth in the Offer.

If holders of Centerpulse ADSs wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the expiration date of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Prospectus.

Neither S&N Group nor any officer, director, stockholder, agent or other representative of S&N Group will pay any fees or commissions to any broker, dealer or other person (other than the US exchange agent, the information agent and the dealer manager as described in the Prospectus) for soliciting tenders of the Centerpulse ADSs pursuant to the Offer. S&N Group will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. S&N Group will pay or cause to be paid any transfer taxes payable on the transfer of the Centerpulse ADSs to it, except as otherwise provided in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., Inc., the information agent for the Offer, or Lazard Frères & Co. LLC, the dealer manager, at their respective addresses and telephone numbers set forth in the Prospectus. Requests for copies of the enclosed materials may also be directed to the information agent.

Very truly yours,

Lazard Frères & Co. LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF S&N GROUP, THE US EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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